Exhibit 99.1

Revance Appoints Mark Foley to its Board of Directors

NEWARK, Calif., September 6, 2017 - Revance Therapeutics, Inc. (NASDAQ:RVNC), a biotechnology company developing botulinum toxin products for use in treating aesthetic and therapeutic conditions, today announced that Mark Foley has been appointed to Revance’s Board of Directors, effective September 5, 2017.
Mr. Foley most recently served as Chairman, President and CEO of ZELTIQ* Aesthetics (ZLTQ). He brings more than 25 years of operational and investment experience in the healthcare arena, and earlier this year led the sale of ZELTIQ to Allergan for $2.5 billion.
“Revance is honored to add Mark Foley to our Board of Directors. Mark is a healthcare industry visionary, having significant leadership and commercialization expertise,” said Dan Browne, President and Chief Executive Officer at Revance. “With Mark’s experience as Chairman, CEO and/or board member for a number of aesthetic and medical device companies, he brings a broad and balanced perspective across diverse disciplines -- from product positioning and commercial operations to strategies that drive company growth and generate significant shareholder value.”
“I am excited to join Revance’s Board of Directors and look forward to collaborating with the other members of the Board, as well as Revance’s leadership, to bring the first distinctly new neuromodulator to market,” said Mr. Foley. “I believe my experience - particularly with ZELTIQ’s CoolSculpting* franchise - can help Revance build a successful aesthetics business and fuel its efforts in the commercialization of a variety of therapeutic indications. Revance’s neuromodulation platform is uniquely positioned to address major current unmet needs and significantly grow the market.”
Mr. Foley is Managing Director of RWI Ventures, a venture capital firm focused on life sciences, networking, semiconductor and software investments. Previously, he was Chairman, President and CEO of ZELTIQ Aesthetics (ZLTQ), serving from 2012 through the company’s acquisition by Allergan (AGN). During his tenure, he led ZELTIQ’s growth from $68 million in annual revenue in 2012 to over $350 million in 2016. Prior to ZELTIQ, Mr. Foley held a variety of senior operating roles in large public companies and venture-backed startups, including U.S. Surgical Corporation, Guidant Corporation, Devices for Vascular Intervention (acquired by Eli Lilly), Perclose (acquired by Abbott) and Ventrica (acquired by Medtronic) where he was the founder and CEO. He is a board member at Glaukos (GKOS) and also serves as Chairman of ULab and HintMD. Mr. Foley received a B.A. degree from the University of Notre Dame.
Concurrent with Mr. Foley’s appointment, Ron Eastman will step down from the Revance Board of Directors. "Since joining our board in 2009, Ron guided us from our early development stage, through the initial public offering and now into pre-commercialization activities for our neuromodulator programs," said Mr. Browne. “He brought extensive and valuable corporate governance expertise, board oversight and operational experience. Ron has been a great resource for me personally, and I thank him for his many years of service to Revance."
About Revance Therapeutics, Inc.
Revance, a Silicon Valley-based biotechnology company, is committed to the advancement of remarkable science. The company is developing a portfolio of products for aesthetic medicine and underserved therapeutic specialties, including dermatology, orthopedics and neurology. Revance’s science is based upon a proprietary peptide technology, which when combined with active drug molecules, may help address current unmet needs. Revance’s initial focus is on developing daxibotulinumtoxinA, the company’s highly purified botulinum toxin, for a broad spectrum of aesthetic and therapeutic indications, including facial wrinkles and muscle movement disorders.

The company’s lead drug candidate, DaxibotulinumtoxinA for Injection (RT002), is currently in development for the treatment of glabellar lines, cervical dystonia and plantar fasciitis, with the potential to be the first long-acting neuromodulator. The company holds worldwide rights to RT002 injectable and RT001 topical and the pharmaceutical uses of its proprietary peptide technology platform. More information on Revance may be found at www.revance.com.

Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to: statements about our business strategy, our investigational drug product candidates, expected efficacy of our drug product candidates, clinical development, goals and market for our anticipated products, plans and prospects and statements about potential benefits of our drug product candidates and our technologies.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties include, but are not limited to: the outcome, cost, and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our drug product candidates; our ability to obtain funding for our operations; our plans to research, develop, and commercialize our drug product candidates; our ability to achieve market acceptance of our drug product candidates; unanticipated costs or delays in research, development, and commercialization efforts; the applicability of clinical study results to actual outcomes; the size and growth potential of the markets for our drug product candidates; our ability to successfully commercialize our drug product candidates and the timing of commercialization activities; the rate and degree of market acceptance of our drug product candidates; our ability to develop sales and marketing capabilities; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Revance's periodic filings with the Securities and Exchange Commission (the "SEC"), including factors described in the section entitled "Risk Factors" of our quarterly report on Form 10-Q filed August 4, 2017. These forward-looking statements speak only as of the date hereof. Revance disclaims any obligation to update these forward-looking statements.

“Revance Therapeutics” and the Revance logo are registered trademarks of Revance Therapeutics, Inc.
*”ZELTIQ” and “CoolSculpting” are registered trademarks of ZELTIQ Aesthetics, Inc.

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Contacts
Investors:
Revance Therapeutics, Inc.:
Jeanie Herbert
(714) 325-3584
jherbert@revance.com

Burns McClellan, Inc.:
Ami Bavishi
(212) 213-0006
abavishi@burnsmc.com

Trade Media, Inc.:
Nadine Tosk
(504) 453-8344
nadinepr@gmail.com